SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Fidelity Aberdeen Street Trust

(Name of Registrant as Specified In Its Charter)

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Dear Fidelity Freedom Fund Shareholder:

I am writing to ask you to approve a lower pricing structure proposal for the Fidelity Freedom Fund that you own. The new pricing structure will reduce your fund’s overall expenses, when compared to expenses as of March 2016, which you and your fellow shareholders pay. The Freedom Funds series of target date funds are retirement investments that your employer may have placed you in when you enrolled in your workplace retirement savings plan.

Fidelity strives to deliver the best customer experience in the financial services industry. A key component of a great customer experience is providing investment products that are innovative, flexible, and offered at a competitive cost. Therefore, we periodically make adjustments to Fidelity’s mutual funds to provide more investment flexibility, introduce new features, or change the fee structure.

Since the Freedom Funds’ launch in 1996, we have continued to do pioneering research on asset allocation strategies and retirement savings—and then find appropriate ways to implement this research into the Freedom Funds. In addition, we look for ways to improve the shareholder experience of investors in the Freedom Funds. We need your help to approve the new pricing proposal, which we believe will make the Freedom Funds even better.

We need your response no later than the upcoming Freedom Funds’ shareholder meeting. To allow more time for Freedom Fund shareholders to respond, the previously scheduled shareholder meeting was adjourned and moved to April 19, 2017. As of this mailing, 24 of the 39 Freedom Funds voting on the proposal have successfully passed the pricing structure proposal. I ask that you take a few minutes to sign, date, and mail your proxy card in the provided return envelope or vote using the voting website. The internet voting instructions are on your proxy card.

You may have also received a call or will be getting a call from the proxy solicitor hired by Fidelity, D.F. King. They are prepared to answer any questions you have regarding the shareholder meeting agenda proposal and can assist you in voting your shares. You can vote your shares when you speak to a D.F. King representative, or you can contact D.F. King directly at 1-800-848-3155.

Thank you in advance for voting your shares. More importantly, thank you for the confidence you have placed in Fidelity’s investment capabilities and for your continued investment in the Fidelity Freedom Funds.

Regards,

Abigail P. Johnson

Chairman and CEO

ABDN16-ADJ6-0317

1.9881976.100